UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2016

TRUE DRINKS HOLDINGS, INC.

(Exact name of Registrant as specified in its Charter)

Nevada	001-32420	84-1575085
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

18662 MacArthur Blvd., Suite 110, Irvine, California 92612
(Address of principal executive offices)

(949) 203-3500
(Registrant’s Telephone Number)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

Between August 31, 2016 and September 13, 2016, True Drinks Holdings, Inc. (the “Company”) offered and sold a total of 13,400 shares of Series C Convertible Preferred Stock (the “Series C Preferred”) to accredited investors (the “Investors”) for gross proceeds of $1.34 million in connection with the Series C Offering previously disclosed by the Company in the Current Report on Form 8-K filed on April 19, 2016. As additional consideration, the Company issued five-year warrants (the “Warrants”) to the Investors to purchase an aggregate total of approximately 8.9 million shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), for $0.15 per share.  The Company expects to use these proceeds for general working capital purposes.  The Company has now completed all issuances contemplated by the Securities Purchase Agreement, first dated April 13, 2016, as amended (the “Purchase Agreement”), and has received aggregate gross proceeds of $5.0 million from the Series C Offering.

The shares of Series C Preferred and Warrants reported herein were offered and sold in transactions exempt from registration under the Securities Act in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder. Each Investor represented that it was an "accredited investor" as defined in Regulation D, and that it is not subject to the “Bad Actor” disqualifications described in Rule 506(d).

           The foregoing description of the Purchase Agreement and Warrant a do not purport to be complete, and are qualified in their entirety by reference to the full text of the form of Purchase Agreement and form of Warrant, attached to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 19, 2016, each of which are incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUE DRINKS HOLDINGS, INC.

Date: September 13, 2016	By:	/s/ Daniel Kerker
Daniel Kerker
Chief Financial Officer